Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX AMERICA • ASIA PACIFIC • EUROPE

November 20, 2018

Daimler Trust Leasing LLC
36455 Corporate Drive
Farmington Hills, MI 48331

Re:	Mercedes-Benz Auto Lease Trust 2018-B

Ladies and Gentlemen:

We have acted as special counsel to Daimler Trust Leasing LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor of (i) $234,000,000 aggregate principal amount of 2.71642% Class A-1 Asset Backed Notes (the “Class A-1 Notes”), (ii) $345,000,000 aggregate principal amount of 3.04% Class A-2 Asset Backed Notes (the “Class A-2 Notes”), (iii) $365,000,000 aggregate principal amount of 3.21% Class A-3 Asset Backed Notes (the “Class A-3 Notes”) and (iv) $90,020,000 aggregate principal amount of 3.31% Class A-4 Asset Backed Notes (the “Class A-4 Notes” and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the “Notes”) of Mercedes-Benz Auto Lease Trust 2018-B (the “Issuer”) pursuant to an underwriting agreement, dated November 15, 2018 (the “Underwriting Agreement”), among the Depositor, Mercedes-Benz Financial Services USA LLC (“MBFS USA”) and J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc. and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (the “Underwriters”). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.

The Notes will be issued pursuant to an Indenture, dated as of November 1, 2018 (the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (the “Indenture Trustee”). The Issuer is a Delaware statutory trust governed by an Amended and Restated Trust Agreement, dated as of November 1, 2018 (the “Trust Agreement”), between the Depositor and Wilmington Trust, National Association, as trustee (the “Owner Trustee”).

The Depositor has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SF-3 (Registration Nos. 333-208533 and 333-208533-01) for the registration of the asset backed securities under the Securities Act of 1933, as amended (the “Securities Act”). Such registration statement, as amended to date, is hereinafter called the “Registration Statement”. In connection with the sale of the Notes under the Registration Statement, the Depositor has prepared a prospectus, dated November 15, 2018 (the “Prospectus”).

As special counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion.

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Daimler Trust Leasing LLC
November 20, 2018

In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents. As to facts relevant to this letter, we have relied without independent investigation upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Depositor, MBFS USA and others.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Notes, when executed and delivered by the Issuer and, when authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters against the consideration set forth in the Underwriting Agreement, will be validly issued and entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinion is subject to the following qualifications, exceptions, assumptions and limitations:

A.          The foregoing opinion is limited to matters arising under the laws of the State of New York. We express no opinion as to the laws, rules or regulations of any other jurisdiction or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.

B.          Our opinion above is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.

Daimler Trust Leasing LLC
November 20, 2018

We hereby consent to the filing of this letter as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer. By such consent we do not concede that we are an “expert” for the purposes of the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus or the Registration Statement, including this exhibit.

Very truly yours,

/s/ Sidley Austin LLP